MARKETING AND MEMBER SERVICING PLAN

          WHEREAS, Old Mutual 2100 Absolute Return Fund, L.L.C. (the "Fund") is a non-diversified, closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and the Fund desires to compensate the distributor of the Fund (the "Distributor") for offering limited liability company interests in the Fund ("Interests") and for providing the services described herein to investors who purchase Interests in the Fund (the "Members"); and

          WHEREAS, the Board of Managers of the Fund (each member of the Board of Managers, a "Manager" and collectively, the "Board of Managers") have determined that there is a reasonable likelihood that the following plan (the "Plan") will benefit the Fund and its Members; and

          WHEREAS, the Board of Managers wishes to adopt a plan under which the Distributor will provide or cause to be provided to Members some or all of the member services stated in Section 2;

          NOW, THEREFORE, the Board of Managers hereby adopt the following Plan.

          SECTION 1. The Fund has adopted this Plan to enable the Fund to directly bear expenses relating to the distribution of the Interests in the Fund and for the provision of Member Services (as defined below).

          SECTION 2. The Fund will pay the Distributor a monthly fee not to exceed an annual rate of 0.90% of the net assets of the Fund, calculated as of the end of the month, after adjustment for any purchases and repurchases of Interests during the month. The Distributor may use this fee as compensation (i) for the sale and marketing of Interests and (ii) for the provision of the following Member services ("Member Services"): (a) handling inquiries from Members regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund; (b) assisting in the enhancement of communications between Members and the Fund; (c) assisting in the establishment and maintenance of Member accounts with the Fund; (d) assisting in the maintenance of records containing Member information; and (e) providing such other information and services as may be reasonably requested by the Fund or the Distributor. The Distributor may use this fee for making payments to broker-dealers and other intermediaries ("Selected Dealers").

          SECTION 3. This Plan shall not take effect with respect to the Fund until it has been approved by a vote of the majority of the Independent Managers (as defined in Section 8 herein), cast in person at a Board of Managers meeting called for the purpose of voting on this Plan.

          SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.


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          SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board of Managers, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

          SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Independent Managers or by vote of a majority of the outstanding voting securities of the Fund.

          SECTION 7. This Plan may not be amended to increase materially the amount of distribution fees permitted pursuant to Section 2 hereof without the approval of Members holding a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided in Section 3 herein for the approval of this Plan.

          SECTION 8. As used in this Plan, (a) the term "Independent Managers" shall mean those Board of Managers who are not "interested persons" of the Fund (as defined by the 1940 Act and the rules thereunder) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "assignment" shall have the meaning specified in the 1940 Act and the rules thereunder.

          SECTION 9. While this Plan is in effect, the selection and nomination of those Managers who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Managers then in office who are not interested persons of the Fund.

          SECTION 10. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

Dated as of October 13, 2006.